Exhibit 99.1

ELECTRUM SPECIAL ACQUISITION CORPORATION ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

NEW YORK, June 11, 2015 – Electrum Special Acquisition Corporation (the "Company") today announced the pricing of its initial public offering of 17,500,000 units at $10.00 per unit. Each unit consists of one ordinary share and one warrant to purchase one-half of one ordinary share for $5.75 per half share, subject to adjustment.

The units are expected to begin trading Thursday, June 11, 2015 on the NASDAQ Capital Market under the symbol "ELECU." Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “ELEC” and “ELECW,” respectively.

The Company is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with, target businesses. Although the Company’s search for a target business is not limited to a particular industry or geographic region, it intends to focus its search on target businesses that operate in the metals and mining industry, with an emphasis on gold and other precious metals. An affiliate of The Electrum Group LLC, a privately held global natural resources investment management company that manages the assets of Thomas S. Kaplan and other institutional investors, is acting as the Company’s sponsor.

The Company has not identified any specific business combination under consideration and it has not, nor has anyone on its behalf, directly or indirectly, contacted any prospective target business or had any discussions, formal or otherwise, with respect to such a transaction.

Cantor Fitzgerald & Co. acted as the lead managing underwriter for the offering. The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units solely to cover over-allotments, if any, in the public offering. The offering will only be made by means of a prospectus. Copies of the prospectus, when available, may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York NY 10022, Attention: Jonathan Fecowicz, Telephone 212-915-1067, Email: jfecowicz@cantor.com.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission on June 10, 2015. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including statements regarding the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Contacts:

Sard Verbinnen & Co

Jonathan Gasthalter / Elizabeth Smith

(212) 687-8080